Exhibit (a)(1)(G)

FORM OF CONFIRMATION OF PARTICIPATION IN OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
FOR
A NUMBER OF REPLACEMENT STOCK OPTIONS

Confirmation of Participation in the Offer to Exchange

Our offer to eligible employees to exchange certain outstanding stock options that commenced on August 24, 2009 expired at 9 p.m. U.S. Pacific Time on September 22, 2009 (the “Offer”).

Thank you for submission of the Election Form. This message confirms that on [●], 2009, we accepted for exchange and canceled all of your eligible stock options that you tendered for exchange with your Election Form.

Subject to your continued service on the grant date and the other terms and conditions of the Offer, you now have the right to receive replacement options for the number of shares of our common stock as listed below:

Grant Date	Shares Subject to Replacement Options
[●], 2009	[_______]

Shortly, we will deliver to you a Stock Option Agreement.

In the meantime, if you have any questions, please telephone Catherine Van Rhee and Terry Nguyen at (408) 957-984 or send an email to OptionExchange@sdesigns.com.

Thank you,

Thomas E. Gay III